UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2018

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rogers Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 19, 2018, the Board of Directors (the “Board”) of Pegasystems Inc. (the “Corporation”) appointed Ronald Hovsepian as a new member of the Board effective January 1, 2019. Mr. Hovsepian’s term will expire at the next annual meeting of the Corporation’s stockholders, at which time it is expected that Mr. Hovsepian will stand for election. Mr. Hovsepian’s appointment expands the size of the Board from seven to eight members.

Mr. Hovsepian, 57, is an accomplished executive and a proven leader in the technology sector, both as an executive and a board member. He currently serves as the lead independent director of the board of directors of ANSYS, Inc. In 2018, he was appointed executive chairman of Skillsoft Corporation, Executive Partner of Flagship Pioneering, and a member of the board of directors of ECi Solutions. Mr. Hovsepian served as a director of ANN Inc. from 1998 to August 2015, and as the non-executive chairman of the board of directors of ANN Inc. from 2005 to 2015. Mr. Hovsepian served as president and chief executive officer of several leading technology companies, including Synchronoss Technologies Inc., from January to April 2017 and Intralinks, Inc., from December 2011 to January 2017. From 2005 to 2011, he served as president and chief executive officer of Novell, Inc., and executive vice president and president of worldwide field operations from 2003 to 2005. Prior to Novell, Mr. Hovsepian held executive positions in venture capital firms and IBM, where he served in a number of executive positions over an approximately a 16-year period.

Mr. Hovsepian will participate in the Corporation’s non-employee director compensation program. Pursuant to this program, each non-employee director receives a grant of restricted stock units valued at $125,000, vesting in installments, and a cash retainer of $55,000. Mr. Hovsepian’s equity award, based on the fair market value of the Corporation’s common stock on the January 1, 2019 grant date, and the cash retainer will be prorated for the period of service from the date of Mr. Hovsepian’s appointment to the Board to the next annual meeting of stockholders.

In connection with his appointment, the Corporation and Mr. Hovsepian also entered into a Director Indemnification Agreement effective as of January 1, 2019 (the “Director Indemnification Agreement”), in substantially the same form as the indemnification agreements entered into by the other non-employee directors on the Board. The Director Indemnification Agreement will require the Corporation to indemnify Mr. Hovsepian against certain liabilities that may arise by reason of his status or service as a director of the Corporation, and to advance him the expenses incurred as a result of a proceeding as to which he may be indemnified. The Director Indemnification Agreement is intended to provide rights of indemnification to the fullest extent permitted under the Massachusetts Business Corporation Act and is in addition to any other rights Mr. Hovsepian may have under the Corporation’s Articles of Organization, its By-laws, and applicable law. The foregoing description of the Director Indemnification Agreement is qualified entirely by reference to the form of Director Indemnification Agreement that was filed with the Securities and Exchange Commission as Exhibit 99.1 to the Corporation’s Current Report on Form 8-K filed on April 11, 2005, and is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: December 26, 2018	By:	/s/ Matthew J. Cushing
Matthew J. Cushing
Vice President, General Counsel and Secretary